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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
6000 Westown Parkway
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 1, 2017

Meeting Date:	Thursday, June 1, 2017
Time:	1:30 p.m., Central Daylight Time
Location:	6000 Westown Parkway, West Des Moines, IA 50266

The Annual Meeting of Shareholders of American Equity Investment Life Holding Company will be held for the following purposes:

1.
To elect five directors to three-year terms and one director to a one-year term.

2.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

3.
To hold an advisory vote to approve the compensation of our named executive officers.

4.
To hold an advisory vote to recommend the frequency of holding future advisory votes on executive compensation.

5.
To transact such other business that may properly come before the meeting.

Shareholders of record at the close of business on the record date, April 6, 2017, are entitled to the notice of and to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares in one of the following ways:

Telephone	Internet	Mail

By telephone;	Through the Internet; or	If you received a paper copy of the proxy statement, by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors

Renee D. Montz
Secretary

West Des Moines, Iowa
April 19, 2017

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Annual Meeting of Shareholders
June 1, 2017

Annual Meeting and Proxy Solicitation Information

A Notice Regarding the Availability of Proxy Materials

The Company is using "notice and access" to distribute proxy materials to shareholders, which means this Proxy Statement and the Company's Annual Report to Shareholders will be made available on the Internet instead of mailing a printed copy to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the "Notice") by mail will not receive a printed copy of these materials other than as described below. The Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how to submit proxies. The Notice is first being mailed on or about April 19, 2017.

If you would prefer to receive a printed copy of the Company's proxy materials, please follow the instructions for requesting printed copies included in the Notice.

General Information

This proxy statement is provided to the shareholders of American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 (referred to in this proxy statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held on June 1, 2017 ("Annual Meeting"), at the time and place shown in the Notice of Annual Meeting of Shareholders, and at any adjournment. To obtain directions to the Annual Meeting, you may contact us at our toll-free number 1-888-221-1234.

We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, telephonically or electronically.

Voting Rights

Only shareholders of record as of the close of business on April 6, 2017 will be entitled to the notice of and to vote at the Annual Meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock"), of which 88,746,096 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

Shares present in person or represented by proxy at the Annual Meeting will be tabulated to determine if a quorum is present. A quorum is present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the Annual Meeting. Votes withheld for any director, broker non-votes and abstentions represented at the Annual Meeting will be counted for quorum purposes. Votes will be tabulated under the supervision of Alliance Advisors, L.L.C., which has been designated by the Board of Directors as inspector of the election.

If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder to vote your shares at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions. Even if you do not provide instructions, your bank, broker or other holder of record may vote your shares on certain "routine matters". The New York Stock Exchange ("NYSE") considers Proposal 2 to be a "routine matter". As a result, without instructions from you, your broker is permitted to vote your shares on this matter at its discretion. A broker non-vote occurs when a broker does not vote on some matter because the broker has not received instructions from you and does not have discretionary voting power for that particular item. Proposals 1, 3 and 4 are considered "non-routine matters" and, therefore, brokers may not vote on the matter unless they receive specific voting instructions from you.

If you plan to attend the Annual Meeting and vote in person, you will have the opportunity to obtain a ballot when you arrive. If your shares of Common Stock are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card. You will need to bring the broker's proxy card with you to the Annual Meeting in order to vote.

2017 Proxy Statement	1

Voting

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

•
"FOR" the election of the six director nominees;

•
"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

•
"FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission ("SEC"); and

•
FOR the approval of a "1 YEAR" frequency for future advisory votes on the compensation of the Company's named executive officers.

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no other matters to be addressed at the Annual Meeting.

If you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone, through the Internet or by obtaining a proxy card and returning it by mail. Please see the Notice for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you on whether you may vote by telephone or through the Internet as an alternative to voting by proxy card.

A proxy may be revoked at any time prior to the close of voting at the Annual Meeting. Such revocation may be made in person at the Annual Meeting, by notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or through the Internet at a later date or by a proxy bearing a later date.

The Board of Directors urges you to take advantage of Internet or telephone voting. Instructions are included in the Notice or the proxy card.

2	2017 Proxy Statement

Proposal 1—Election of Directors

The Board of Directors presently consists of thirteen members. Each member of the Board has been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of the five directors presently serving as the Class II Directors expire at the Annual Meeting. The term of one director who was appointed as a Class III Director in March 2017 expires at the Annual Meeting.

The five nominees to serve as Class II Directors are Joyce A. Chapman, James M. Gerlach, Robert L. Howe, William R. Kunkel and Debra J. Richardson. Each is nominated for a term of three years expiring at the annual meeting of shareholders in 2020, or until their respective successors are elected and qualified, subject to their prior death, resignation or removal. The nominee to serve as a Class III Director is Brenda J. Cushing, and she is nominated for a term of one year expiring at the annual meeting of shareholders in 2018, or until her successor is elected and qualified, subject to her prior death, resignation or removal.

Ms. Richardson retired from the Company effective January 1, 2017, and Mr. Kunkel retired from the Company effective April 1, 2016. Ms. Chapman, Ms. Cushing, Mr. Gerlach and Mr. Howe are independent under the requirements of the Sarbanes-Oxley Act of 2002 ("SOX"), and rules adopted by the SEC, as well as the corporate governance listing standards of the NYSE ("NYSE Rules").

The Board of Directors anticipates the nominees will serve. In the event a nominee is unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the shareholder giving the proxy withholds authority or votes against any nominee.

Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends you vote FOR the nominees listed below.

Class II Directors Whose Terms Expire at the Annual Meeting

Joyce A. Chapman, 72, has served as a Director since 2008. She worked for over 35 years with West Bank, West Des Moines, Iowa until her retirement in 2006. While at West Bank, Ms. Chapman served in various capacities related to bank administration and operations. Ms. Chapman has served in numerous positions of leadership in philanthropic and banking industry organizations. Ms. Chapman also serves as a director for West Bank and West Bancorporation, Inc. Ms. Chapman's leadership experience in various organizations and her experience in the banking industry led the Board of Directors to conclude that Ms. Chapman should serve as a director of the Company.

  Member: Compensation and Nominating and Corporate Governance Committees

James M. Gerlach, 75, has served as a Director since 1996. He served as Executive Vice President of the Company from 1996 until his retirement in 2011. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company ("American Life and Casualty") and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach was active in the insurance industry for over 45 years. Mr. Gerlach's vast knowledge of the Company's operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.

  Member: Investment Committee

Robert L. Howe, 74, has served as a Director since 2005. He is our Lead Independent Director. He served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in that position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant serving as a director of EMC National Life Company from 2003 until 2007, and, from 2007 to present, Mr. Howe has served as a director of EMC Insurance Group. He also serves as the designated financial expert on the board of directors of EMC Insurance Group. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver. Mr. Howe's experience in the financial oversight of insurance companies and his expertise in finance led the Board of Directors to conclude that Mr. Howe should serve as a director of the Company.

  Member: Executive and Audit Committees

2017 Proxy Statement	3

William R. Kunkel, 60, has served as a Director since June 2016. He has served as General Counsel of the Archdiocese of Chicago since November 2016. From 2012 through April 1, 2016, he served as the Company's Executive Vice President, Legal and General Counsel. Prior to joining the Company, Mr. Kunkel was a partner at the international law firm of Skadden, Arps, Slate, Meagher & Flom LLP for over 25 years, where he focused his practice on mergers and acquisitions, corporate finance and other corporate governance and securities matters. Mr. Kunkel's experience as an executive of the Company and as legal counsel to the Company as well as his expertise in corporate governance and corporate finance led the Board of Directors to conclude that Mr. Kunkel should serve as a director of the Company.

  Member: Risk Committee

Debra J. Richardson, 60, has served as a Director since 2008. She served as Executive Vice President and Secretary of the Company from 2009 to June 30, 2016. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by The Statesman Group, Inc. ("Statesman") from 1977 through 1996 serving in various positions including Vice President—Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 35 years. Ms. Richardson's experience as an executive of the Company and her years of involvement in the insurance industry led the Board of Directors to conclude that Ms. Richardson should serve as a director of the Company.

  Member: Executive and Risk Committees

Class III Director Whose Term Expires at the Annual Meeting

Brenda J. Cushing, 53, has served as a Director since March 2017. Ms. Cushing has been an independent insurance consultant since August 2015. From August 2014 to August 2015, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Athene Holding Ltd., a retirement services company that issues, reinsures and acquires retirement savings products, and from October 2013 to August 2014, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Athene USA Corp., a subsidiary of Athene Holding. From 2008 until its acquisition by Athene in 2013, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Aviva USA Corp., a diversified financial company that offered long-term savings, insurance and retirement income products. Ms. Cushing is a certified public accountant and has been involved in the insurance industry for over 20 years. Ms. Cushing's financial expertise and insurance company financial leadership over two decades led the Board of Directors to conclude that Ms. Cushing should serve as a director of the Company.

  Member: Audit Committee

Members of Our Board Not Standing for Election This Year

Class III Directors Whose Terms Expire at the 2018 Annual Meeting

David S. Mulcahy, 64, has served as a Director since 2011. Mr. Mulcahy previously served as a member of the Company's Board of Directors from 1996 to 2006. Mr. Mulcahy currently serves as Chairman of the Board of Directors of Monarch Materials Group, Inc., a privately-owned company which manufactures residential, basement window systems and as President of MABSCO Capital, Inc., a privately-owned company which provides a selection of services including portfolio management, financial consulting and private placement, private equity and joint venture transactions. Mr. Mulcahy has served as a director of Workiva Inc. since its initial public offering in 2014. Mr. Mulcahy is a certified public accountant and was a partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994. Mr. Mulcahy's financial expertise, knowledge and experience in accounting and business management led the Board of Directors to conclude that Mr. Mulcahy should serve as a director of the Company.

  Member: Executive and Audit Committees

4	2017 Proxy Statement

David J. Noble, 85, has served as a Director since 1995. He has served as Chairman of the Board since July 2016, as Executive Chairman of the Board from 2009 until July 2016 and as Chairman, Chief Executive Officer, President and Treasurer of the Company from its formation in 1995 until 2009. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 60 years. Mr. Noble was a director of Twenty Services, Inc. until March 2014. Mr. Noble's service as Chief Executive Officer, President and Treasurer of the Company gives him unique insights into the Company's challenges, opportunities and operations. This, along with his years of experience in the insurance industry, led the Board of Directors to conclude that Mr. Noble should serve as a director of the Company.

  Member: Executive and Investment Committees

A. J. Strickland, III, 75, has served as a Director since 1996. He has been the Thomas R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama since 1969. Dr. Strickland has been a director of United Security Bancshares, Inc. since February 2013, was a director of Twenty Services, Inc. until March 2014 and was a director of Statesman. Dr. Strickland is also the co-author of many strategic management books and texts used at universities worldwide. In addition, he conducts frequent industry and competitive analyses of domestic and international firms. Dr. Strickland's extensive knowledge of strategic management and the finance industry arising from his academic experience led the Board of Directors to conclude that Dr. Strickland should serve as a director of the Company.

  Member: Compensation Committee

Class I Directors Whose Terms Expire at the 2019 Annual Meeting

Alexander M. Clark, 83, has served as a Director since 2007. He has served as a Senior Managing Director in the Insurance Group at Griffin Financial Group, LLC since 2010. Mr. Clark was Managing Director—Insurance Investment Banking from 2008 to 2010 at Madison Williams & Company, Inc. Mr. Clark is a chartered financial analyst. He has served as a director of our New York life subsidiary since 2005 and also serves as a director of Pennsylvania National Insurance Group, Unity Financial Life Insurance Company and Penn Treaty American Corporation. Mr. Clark's investment banking activities have been focused primarily on insurance companies and he has been actively involved in the insurance industry for over 30 years. Mr. Clark's background in investment banking and his financial expertise and experience in the insurance industry led the Board of Directors to conclude that Mr. Clark should serve as a director of the Company.

  Member: Investment Committee

John M. Matovina, 62, has served as a Director since 2000. He has served as Vice Chairman, Chief Executive Officer and President of the Company since 2012. He served as Vice Chairman, Chief Financial Officer and Treasurer of the Company from 2009 to 2012 and as our Vice Chairman since 2003. Mr. Matovina was a private investor and a financial consultant to us from 1997 to 2003. From 1983 through 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the life insurance industry. Mr. Matovina's role as Chief Executive Officer of the Company as well as his years of experience in and extensive knowledge of the insurance industry led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.

  Member: Executive and Investment Committees

Alan D. Matula, 56, has served as a Director since December 2015. He has served as the Chief Information Officer of Weber-Stephen Products LLC, a privately owned company which manufactures charcoal, gas and electric outdoor grills and accessories, since December 2015. Mr. Matula worked for the Royal Dutch Shell plc organization for over 30 years. During that time, he served in various information technology capacities for the parent company and several of its subsidiaries, including chief information officer for Royal Dutch Shell plc from 2006 to 2015. Mr. Matula's experience as chief information officer and overseeing technology and cyber-related risks as well as his deep business experience led the Board of Directors to conclude Mr. Matula should serve as a director of the Company.

  Member: Risk Committee

Gerard D. Neugent, 65, has served as a Director since 2010. He has served as President and Chief Executive Officer of Knapp Properties, Inc., Des Moines, Iowa since 2014 and served as President and Chief Operating Officer of Knapp Properties, Inc. from 1993 until 2014. His primary duties include real estate transactions, development and management. Mr. Neugent received his law degree from Drake University. Mr. Neugent's experience in real estate and business management as well as his legal background led the Board of Directors to conclude that Mr. Neugent should serve as a director of the Company.

  Member: Nominating and Corporate Governance Committee

2017 Proxy Statement	5

Board and Corporate Governance Information

Corporate Governance

The Company is committed to the highest standards of business conduct in our relationships with each other and with our customers, distributors, agents, national marketing organizations, suppliers, shareholders and others. This requires conducting our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct. The Company has established a Code of Business Conduct and Ethics (the "Code of Ethics") to assure uniformity in standards of conduct. The Code of Ethics applies to the Company's directors, officers and employees. The Code of Ethics is available under "Corporate Governance" accessible through the "Investor Relations" link on the Company's website at www.american-equity.com. In addition, a copy of the Code of Ethics is available in print. Requests should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Board Leadership Structure

Mr. Noble serves as Chairman of the Board of Directors. As Chairman of the Board, Mr. Noble's focus is on the strategic direction of the Company. Mr. Noble's history as our founder and his strategic experience make him the appropriate leader of the Board. Mr. Howe serves as Lead Independent Director and works with the Chairman, the Chief Executive Officer and other members of the Board of Directors to provide independent oversight of the Company. Among other things, Mr. Howe serves as principal liaison among the Chairman, the independent directors and senior management. Mr. Howe also chairs executive sessions of the independent and non-management directors.

Board of Director's Oversight of Risk Management

The Company's Board of Directors administers its risk oversight function directly and through its committees, including the Risk Committee. The Board of Directors participates in setting the Company's business strategy and plays a key role in the assessment of management's approach to risk. Through this process, the Board of Directors better understands and determines what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit Committee focuses on financial risk, including internal controls. The Risk Committee focuses on strategic and liability risks, compliance risks and operational risks. Additionally, the Compensation Committee is responsible for creating incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Finally, the Investment Committee manages the risks involving the Company's investments and investment policies and activities.

The responsibility for the day-to-day management of risk lies with the Chief Executive Officer and our management. The Company has an enterprise risk management (ERM) policy approved by the Board of Directors and implemented by an ERM Committee comprised of members of senior management who, among other things, review and discuss reports from other members of management regarding the Company's risk management activities, including the areas management has identified as our major risk exposures, and the steps taken to monitor and manage those exposures. The Chief Executive Officer and ERM Committee are responsible for reporting the risk profile, risk trends and key risk metrics to the Board of Directors on a regular basis and meet with the Risk Committee at least annually.

The Company has a Disclosure Committee comprised of (i) the Audit Committee Chair, who also serves as Chairman for the Disclosure Committee, (ii) the Chief Financial Officer, (iii) the Vice President-Accounting/Controller and (iv) the General Counsel and Secretary of the Company. The purpose of the Disclosure Committee is to assist senior officers of the Company to fulfill the Company's and their responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company's financial reports, SEC reports and press releases. The Disclosure Committee is governed by a written charter approved by the Board of Directors which is available to any shareholder upon request.

6	2017 Proxy Statement

Majority of Independent Directors

Our Board of Directors includes thirteen members and it has affirmatively determined the following nine are independent under applicable requirements:

Joyce A. Chapman
Alexander M. Clark
Brenda J. Cushing
James M. Gerlach
Robert L. Howe
Alan D. Matula
David S. Mulcahy
Gerard D. Neugent
A. J. Strickland, III

Gerard D. Neugent is the President and Chief Executive Officer of Knapp Properties, Inc. which provides property management services to the owner of the building where the Company has its principal executive offices in West Des Moines, Iowa. The aggregate amount of fees paid to Knapp Properties, Inc. by the owner of the building with respect to the Company's offices is immaterial in amount both to the Company and to Knapp Properties, Inc. Mr. Neugent is a member/manager of William C. Knapp, L.C., which is a 50% owner of West Lake Properties, L.C. West Lake Properties, L.C. owns a warehouse building, a portion of which is leased to the Company. The aggregate amount of rent and expenses relating to the warehouse space is immaterial in amount to both the Company and William C. Knapp, L.C.

David S. Mulcahy is a director and shareholder of Workiva Inc. The Company has entered into a subscription agreement with Workiva Inc. to utilize certain software. The fees paid to Workiva Inc. in 2016 pursuant to the subscription agreement are immaterial to the Company and to Workiva.

The independent directors meet in executive session as a part of all regular quarterly meetings of the Board of Directors. At each executive session, the Lead Independent Director presides. The Board of Directors has adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request.

Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All mail correspondence should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266. All electronic correspondence should be sent to the Corporate Secretary at corpsecretary@american-equity.com. All correspondence received by the Corporate Secretary will be categorized and then forwarded to the Board of Directors, the individual director or any group or committee of directors.

Meetings and Committees of the Board of Directors

The Board of Directors met seven times in 2016, and each of the directors attended at least 75% of the meetings of the Board of Directors and the committee meetings for any committee on which he or she served during 2016. We currently have six permanent committees described below. Under our Corporate Governance Guidelines, a director

2017 Proxy Statement	7

is invited and encouraged to attend the Annual Meeting. All directors, with the exception of A. J. Strickland, III, attended the 2016 Annual Meeting of Shareholders.

Board Committee	Current Members	Meetings During 2016

Audit(1)	Cushing, Howe, Mulcahy	9

Compensation	Chapman, Strickland	4

Nominating & Corporate Governance	Chapman, Neugent	3

Executive	Howe, Matovina, Mulcahy, Noble, Richardson	1

Investment	Clark, Gerlach, Matovina, Noble	1

Risk	Kunkel, Matula, Richardson	2

(1)
Ms. Cushing joined the Board of Directors and the Audit Committee in March 2017.

The Audit Committee performs the following functions, among others: (i) assists the Board of Director's oversight of (a) the integrity of our financial statements and systems of internal control over financial reporting; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent registered public accounting firm's qualifications and independence; and (d) the performance of our independent registered public accounting firm and our internal audit function; and (ii) prepares the annual report on audit disclosures required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Audit Committee is set forth below.

The Audit Committee must include only directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The Board of Directors has determined that all members of the Audit Committee meet the applicable standards. In addition, the Board of Directors has determined that Ms. Cushing, Mr. Howe and Mr. Mulcahy are "audit committee financial experts," as that term is defined under SOX.

The Compensation Committee performs the following functions, among others: (i) oversees our compensation and benefit plans and practices related to our Chief Executive Officer, and until July 2016 our Executive Chairman; (ii) makes recommendations to the Board of Directors with respect to other senior officers' compensation, incentive compensation and equity-based plans; and (iii) produces an annual report on executive compensation disclosures as required by the SEC. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below.

The Compensation Committee has the authority to engage compensation consultants, independent legal counsel and other advisers as it deems necessary. The Compensation Committee has engaged Pearl Meyer & Partners, an independent compensation consultant ("Pearl Meyer"), to provide advice and data with respect to compensation benchmarking and market practices. In 2016, Pearl Meyer worked with the Compensation Committee to develop recommendations regarding (i) base salaries of executive officers, (ii) short-term incentive compensation awards and (iii) long-term incentive compensation awards. In performing the annual assessment of the compensation consultant's independence, the Compensation Committee has reviewed, among other items, a letter from Pearl Meyer addressing its independence and the independence of the members of the consulting team serving the Compensation Committee, including the following factors: (i) the nature of any services provided to the Company by Pearl Meyer other than as described above, (ii) the amount of fees paid by the Company in relation to Pearl Meyer's total revenue, (iii) Pearl Meyer's policies and procedures designed to prevent conflicts of interest and (iv) the existence of any business or personal relationship or stock ownership that could impact the adviser's independence. Pursuant to SEC and NYSE rules, the Compensation Committee assessed the independence of Pearl Meyer in March 2016 and determined Pearl Meyer is independent from the Company's management and that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant for the Compensation Committee.

8	2017 Proxy Statement

Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Compensation Committee meet the applicable standard.

The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of director candidates; (iii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request.

Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable standard.

The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board of Directors in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board of Directors; and (iii) makes recommendations to the Board of Directors on policy matters.

The Investment Committee performs the following functions, among others: (i) oversees our general investment strategies, objectives, standards and limitations; (ii) oversees our use of derivatives and general hedging strategy; and (iii) reviews and monitors investment performance.

The Risk Committee was formed in August 2016 and performs the following functions, among others: oversight of the Company's (i) risk management governance structure; (ii) risk management and risk assessment guidelines and policies regarding risks that could have a material impact on the Company; and (iii) risk tolerance. The Risk Committee is governed by a written charter approved by the Board of Directors.

Information Regarding the Company's Process for Identifying Director Nominees

The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board of Directors' oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time the shares have been held.

To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Nominating and Corporate Governance Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management. The Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds and experience.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has affirmatively determined Ms. Chapman and Dr. Strickland are independent under the requirements of SOX and the NYSE Rules and do not have any relationships requiring disclosure under Item 404(a) of Regulation S-K. None of the Company's Compensation Committee members has ever been an officer or employee of the Company or any of our subsidiaries, and during our last fiscal year, none of our executive officers

2017 Proxy Statement	9

served on the compensation committee or board of directors of any company that had one or more executive officers who served on our Board of Directors or our Compensation Committee.

Director Compensation

Directors who are our employees receive no compensation for their service as directors. Beginning in July 2016, each member of the Board of Directors who is not an employee of the Company receives the following:

•
$12,500 per quarter ($10,000 per quarter through June 2016)

•
$1,500 per meeting for attending meetings of the Board of Directors, $1,000 per meeting if attended by phone and the meeting is otherwise an in-person meeting or $500 per meeting for telephonic meetings, plus reimbursement of expenses for attending such meetings

The Lead Independent Director receives an additional $5,000 per quarter.

The Chairs of our committees receive the following, all amounts per quarter:

•
Audit Committee—$10,500

•
Compensation Committee—$3,750 ($3,000 per quarter through June 2016)

•
Nominating and Corporate Governance Committee—$2,250 ($1,500 per quarter through June 2016)

•
Risk Committee—$2,250

Non-Chair members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional $3,000, $1,500 and $750 per quarter, respectively. Non-employee members of the Investment Committee, the Risk Committee and the Executive Committee receive an additional $750 per quarter.

In 2016, non-employee directors also received a grant of 4,750 shares of restricted stock under our 2013 Director Equity and Incentive Plan (the "2013 Director Plan"). Under the 2013 Director Plan, directors who are not employees may receive grants of options, stock appreciation rights, restricted stock and restricted stock units convertible into or based upon our Common Stock. The Board of Directors believes that, although there is no policy requiring the directors to have a specified level of share ownership, it is important for directors to each own a meaningful amount of Common Stock. Non-employee directors own not less than five times their respective annual cash retainer amount in Common Stock, except Mr. Matula, who was elected to the Board of Directors in December 2015 and Ms. Cushing who was elected to the Board of Directors in March 2017.

10	2017 Proxy Statement

The following table provides compensation information for 2016 for each member of the Board of Directors who was not an employee of the Company:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Joyce A. Chapman	58,500	77,853	1,140	137,493

Alexander M. Clark	55,000	77,853	1,140	133,993

James M. Gerlach	55,500	77,853	1,140	134,493

Robert L. Howe	87,500	77,853	1,140	166,493

William R. Kunkel(3)	32,500	72,818	1,140	106,458

Alan D. Matula	53,500	77,853	1,140	132,493

David S. Mulcahy	96,000	77,853	1,140	174,993

Gerard D. Neugent	54,000	77,853	1,140	132,993

David J. Noble(4)	31,000	—	3,444	34,444

A. J. Strickland, III	65,500	77,853	1,140	144,493

Harley A. Whitfield, Sr.(5)	75,000	77,853	1,643	154,496

(1)
Amounts reflect for each restricted stock award, the aggregate grant date fair value pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. For further information, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016. On June 2, 2016, Ms. Chapman, Mr. Clark, Mr. Gerlach, Mr. Howe, Mr. Matula, Mr. Mulcahy, Mr. Neugent, Dr. Strickland and Mr. Whitfield were each granted 4,750 shares of time-based restricted stock, all of which remain outstanding as of December 31, 2016. The per share fair value at the grant date was $16.39. On June 15, 2016, Mr. Kunkel was granted 4,750 shares of time-based restricted stock which remain outstanding as of December 31, 2016. The per share fair value at the grant date was $15.33. The vesting period for the restricted stock is the earlier of (a) one year from the date of grant or (b) the date of the Annual Meeting. There was no other unvested restricted stock held by the non-employee directors as of December 31, 2016.

(2)
Amounts reflect dividends paid on unvested restricted stock awards and personal use of Company aircraft.

(3)
Mr. Kunkel joined the Board of Directors in June 2016, following his retirement from the Company, and was paid standard compensation for his service on the Board of Directors and the Risk Committee.

(4)
Mr. Noble retired from the Company effective July 1, 2016 and was paid standard compensation for his service on the Board of Directors and the Executive and Investment Committees following his retirement.

(5)
Mr. Whitfield served as a Director during 2016 and passed away in early 2017.

2017 Proxy Statement	11

The following table provides information about unexercised stock options to acquire our Common Stock held by each member of the Board of Directors who is not an employee of the Company as of December 31, 2016. There were no unexercisable options held by a non-employee director as of such date.

Name	Number of Shares Underlying Unexercised Options (#)

Joyce A. Chapman	49,000

Alexander M. Clark	29,000

James M. Gerlach	—

Robert L. Howe	36,500

William R. Kunkel	—

Alan D. Matula	—

David S. Mulcahy	—

Gerard D. Neugent	29,000

David J. Noble	65,000

A. J. Strickland, III	59,500

Harley A. Whitfield, Sr.(1)	39,500

(1)
Mr. Whitfield served as a Director during 2016 and passed away in early 2017.

12	2017 Proxy Statement

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for 2017. The Board of Directors requests that the shareholders ratify the appointment of KPMG. If the appointment of KPMG is not ratified by shareholders, our Audit Committee may investigate the reasons and consider approving another independent registered public accounting firm.

Fees paid to KPMG during the last two fiscal years were:

	2016	2015

Audit fees(1)	$1,680,000	$1,822,830

Audit-related fees(2)	75,500	210,075

Tax fees	—	—

All other fees	—	—

Total	$1,755,500	$2,032,905

(1)
Audit fees include fees associated with the annual consolidated financial statements audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, annual audits of certain of our subsidiaries and audits required by regulatory authorities.

(2)
Audit-related fees primarily include comfort letters and consents related to common stock offerings and registration statements and audits of employee benefit plans.

The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) and all fees for services performed by the independent registered public accounting firm. These policies were adopted in compliance with SOX and rules adopted by the SEC thereunder. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Permissible non-audit services are usually limited to fees for accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as comfort letters related to common stock or debt offerings, audits of employee benefit plans and tax services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. In fiscal year 2016, all of the services and fees described above were pre-approved by the Audit Committee.

We anticipate that representatives of KPMG will be present at the meeting, will be available to respond to questions concerning the 2016 audit and are permitted to make a statement if they so desire.

The affirmative vote of a majority of the shares of the Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this proposal.

The Board of Directors unanimously recommends you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

2017 Proxy Statement	13

Audit Committee Disclosures

The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the Board of Directors, include providing oversight of the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial reporting process, the preparation, presentation and integrity of the Company's financial statements and the systems of internal control, including disclosure controls and procedures and internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the fair presentation of those financial statements in conformity with U.S. generally accepted accounting principles, as well as issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities, appointing the Company's independent registered public accounting firm and for supervising the relationship between the Company and the independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee meets regularly with management and the independent registered public accounting firm, both jointly and separately.

The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2016, with management and KPMG, the Company's independent registered public accounting firm. The Audit Committee also reviewed Management's Report on Internal Control over Financial Reporting and KPMG's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for 2016 filed with the SEC.

The Audit Committee discussed with KPMG the matters required to be communicated to the Audit Committee by applicable Public Company Accounting Oversight Board standards. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. KPMG confirmed in its letter that it is independent of the Company under all relevant professional and regulatory standards.

Based on the review and discussions with management and KPMG referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2016 be included in the Company's Annual Report on Form 10-K for 2016 filed with the SEC.

As specified in the Audit Committee charter, the Audit Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits or for determining that the Company's financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Such matters are the responsibility of management, and where applicable, the independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and (ii) the report of KPMG with respect to such consolidated financial statements.

AUDIT COMMITTEE

David S, Mulcahy, Chair
Robert L. Howe

14	2017 Proxy Statement

Executive Officers and Compensation

Executive Officers

Executive officers of the Company do not have fixed terms and serve at the pleasure of the Board of Directors. The executive officers of the Company are:

John M. Matovina (age 62) has served as Vice Chairman, Chief Executive Officer and President of the Company since 2012. He served as Vice Chairman, Chief Financial Officer and Treasurer of the Company from 2009 until 2012 and as our Vice Chairman since 2003. Mr. Matovina is a certified public accountant and has more than 25 years experience in the life insurance industry.

Ted M. Johnson (age 47) has served as Chief Financial Officer and Treasurer of the Company since 2012. He served as Vice President-Controller of the Company from 2001 to 2012. Mr. Johnson is a certified public accountant and has over 20 years of experience in the life insurance industry.

Ronald J. Grensteiner (age 54) has served as President of American Equity Investment Life Insurance Company, our primary wholly-owned life insurance subsidiary ("American Equity Life"), since 2009 and is an Executive Vice President of the Company. He has more than 25 years of experience in the life insurance industry.

Jeffrey D. Lorenzen (age 51) has served as Executive Vice President and Chief Investment Officer since June 2015 and served as Senior Vice President and Chief Investment Officer since 2009. Mr. Lorenzen has more than 20 years of experience in the life insurance industry.

Renee D. Montz (age 45) has served as Executive Vice President and General Counsel since April 2016 and as Corporate Secretary since July 2016. She previously served as Vice President and Deputy General Counsel since June 2014. Prior to joining the Company, Ms. Montz served in various roles at AEGON Asset Management, a global asset management company, from 2004 to 2014, including as General Counsel, AEGON USA Investment Management, LLC from January 2012 to June 2014. She has over 20 years of legal experience and 13 years of experience in the life insurance industry.

Scott A. Samuelson (age 44) has served as Vice President-Controller of the Company since 2012. Prior to that, Mr. Samuelson served as Assistant Vice President-Assistant Controller of the Company since 2010. Mr. Samuelson is a certified public accountant and has over 20 years experience in the life insurance industry.

Compensation Discussion and Analysis

For 2016, we have seven named executive officers for whom compensation disclosure is required in this proxy statement. We will discuss them in two groups:

•
Named executive officers continuing to serve the Company; and

•
Named executive officers who retired during 2016.

The named executive officers continuing to serve the Company are:

Name:	Title:

John M. Matovina	Chief Executive Officer and President

Ted M. Johnson	Chief Financial Officer and Treasurer

Ronald J. Grensteiner	Executive Vice President and President, American Equity Life

Jeffrey D. Lorenzen	Executive Vice President and Chief Investment Officer

Renee D. Montz	Executive Vice President, General Counsel and Secretary

2017 Proxy Statement	15

The named executive officers who retired are:

Name:	Title:

David J. Noble	Executive Chairman

Debra J. Richardson	Executive Vice President and Secretary

Executive Summary

The Company continued its strong momentum in 2016 with annuity sales of $7.1 billion ($5.4 billion net of reinsurance), resulting in policyholder funds under management of $45.2 billion at the end of 2016. We delivered net income of $83.2 million for 2016, or $0.97 per common share—assuming dilution. Our net income and return on average equity for the year were not typical and were negatively impacted by revisions of assumptions used to determine deferred sales inducements and deferred policy acquisition costs and reserves held for lifetime income benefit riders. The year also presented a significant regulatory challenge for us. In April 2016, the Department of Labor ("DOL") released a conflict of interest fiduciary rule which, if implemented as planned, would adversely impact sales of our fixed index annuity products to individual retirement account holders particularly in the independent agent distribution channel. Despite these challenges and the uncertainty they caused for our financial outlook, we ended the year on a positive note with a strong fourth quarter and improved outlook for 2017 predicated on rising interest rates and potential delay or relief from the DOL fiduciary rule.

In 2016, we continued to highlight our pay for performance philosophy with our plan design for named executive officers. For 2016, no less than 48% of the compensation of any named executive officer continuing to serve the Company was performance based at target. The Board of Directors, Compensation Committee and the Company did not make significant changes to our plan design in 2016 but did address certain significant, one-time events including the retirement of our founder and our long-time Executive Vice President and Corporate Secretary.

Annual Compensation:    Annual compensation for our named executive officers continuing to serve the Company is comprised of base salary and an award under the Short-Term Performance Incentive Plan (the "Short-Term Plan"). Base salary increases for our named executive officers continuing to serve the Company during 2016 ranged from 3.5% to 4.6% (excluding Ms. Montz, who was promoted into the position of Executive Vice President, General Counsel and Secretary during 2016). Additionally, each named executive officer continuing to serve the Company was eligible to earn an award under the Short-Term Plan based on Company performance. For 2016, each named executive officer continuing to serve the Company had a threshold, target and maximum award opportunity equal to 12.5%, 50% and 100%, respectively, of base salary. The awards were tied to two metrics, each weighted 50% and measured independently: Invested Asset Growth and Return on Average Equity ("ROAE"), based on operating income and average stockholders' equity excluding accumulated other comprehensive income ("AOCI") and fair value changes in derivatives and embedded derivatives. Each named executive officer received an award under the Short-Term Plan equal to approximately 15.5% of his or her base salary, which reflects attainment of performance above threshold but below target for Invested Asset Growth and below threshold for ROAE, which outcomes were attributable to the factors described above.

Long-Term Compensation:    Long-term compensation for our named executive officers continuing to serve the Company consists of equity grants made under our 2016 Employee Incentive Plan (the "Incentive Plan"), which included restricted stock and restricted stock unit ("RSU") grants in 2016. RSUs were granted in March 2016 (subject to shareholder approval of the Incentive Plan, which was subsequently received) and are subject to performance-based vesting determined by the Company's performance in Invested Asset Growth, non-GAAP Operating Income and ROAE (based on operating income and average stockholders' equity excluding AOCI and fair value changes in derivatives and embedded derivatives) over a three-year period. Each of the metrics is weighted at 33 1/3% and measured independently. The number of RSUs granted to each named executive officer continuing to serve the Company was equal to 65% of his or her base salary, and 100% of the RSUs are earned if target achievement of all three metrics is obtained, and 50% of the RSUs are earned if threshold achievement of all three metrics is obtained. Additionally, in June 2016, each named executive officer continuing to serve the Company received a grant of time-based restricted stock equal to 10% of his or her base salary, which vests three years from the date of grant. Each named executive officer also received a grant of time-based restricted stock equal to the number of shares that would have been granted in 2015 that was canceled due to an administrative issue, which vests in February 2018 (or June 2018 for Ms. Montz).

16	2017 Proxy Statement

Compensation Program Highlights:

•
Pay for performance philosophy demonstrated through significant compensation opportunity in the form of a performance-based annual cash incentive and long-term, performance-based restricted stock units.

•
The Company adopted a robust anti-hedging policy in 2015 prohibiting our executive officers and directors from engaging in hedging or monetization transactions, purchasing our securities on margin or borrowing against accounts holding our securities.

•
The Company offers limited perquisites to named executive officers.

Compensation Program and Philosophy

Our compensation policies and programs are designed to:

•
attract and retain highly qualified and motivated executive officers and employees;

•
encourage and reward achievement of our annual and long-term goals; and

•
encourage executive officers and employees to own stock to align their interests with shareholders.

Say-on-Pay Vote.    At our annual meetings of shareholders, our shareholders cast an advisory vote (a "say-on-pay" vote) to approve the compensation of our named executive officers as disclosed in our proxy statement. Shareholders approved the say-on-pay proposal by the affirmative vote of 95.4% and 96.7% of the shares cast on that proposal at our annual meeting of shareholders in 2015 and 2016, respectively. The Compensation Committee believes this affirms shareholders' support of the Company's approach to executive compensation, and therefore the Compensation Committee did not materially change its approach to executive compensation in 2016. The Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our named executive officers.

General.    The primary elements of compensation for the named executive officers in this proxy statement include:

•
Base pay;

•
Short-term incentive compensation pursuant to the Short-Term Plan; and

•
Long-term equity incentive compensation through restricted stock and restricted stock units granted under our Incentive Plan.

Benchmarking.    In 2016, the Compensation Committee engaged Pearl Meyer to provide advice and data with respect to compensation benchmarking and market practices for our named executive officers. To develop a

2017 Proxy Statement	17

blended market consensus base salary for the position of each named executive, Pearl Meyer utilized proxy data from 12 insurance companies as follows:

Company	Total Assets ($ billions)	Market Cap ($ billions)

Alleghany Corporation	$22.8	$7.4

American Financial Group Inc.	$49.9	$6.3

American National Insurance Co.	$23.7	$2.8

CNO Financial Group, Inc.	$31.1	$3.6

FBL Financial Group Inc.	$ 9.1	$1.6

Fidelity & Guaranty Life	$24.9	$1.5

Horace Mann Educators Corp.	$10.1	$1.4

National Western Life Group, Inc.	$11.6	$0.9

Reinsurance Group of America Inc.	$50.4	$5.6

StanCorp Financial Group Inc.	$23.2	$4.8

Torchmark Corporation	$19.9	$7.1

W.R. Berkley Corporation	$21.7	$6.8

For 2016, Kansas City Life Insurance Company (voluntarily delisted from NASDAQ) and Symetra Financial Corporation (acquired and taken private) were removed from the Company's peer group. Fidelity & Guaranty Life was added to the peer group and is a provider of life insurance and annuity products.

Pearl Meyer also utilized public and private survey data from 2015 for the financial service and insurance industries of companies having total assets targeted at $51.3 billion.

Base Salary.    In addition to peer group data, in determining specific salaries for individuals, the executive's length of service in the position and experience are also considered. In July 2016, the Compensation Committee awarded the following base salaries and increases to named executive officers continuing to serve the Company:

Name	Base Salary	Increase (%)

John M. Matovina	$740,000	3.5%

Ted M. Johnson	$510,000	4.1%

Ronald J. Grensteiner	$520,000	4.0%

Jeffrey D. Lorenzen	$455,000	4.6%

Renee D. Montz(1)	$395,000	—

(1)
Ms. Montz was promoted to Executive Vice President and General Counsel effective April 1, 2016 and was not an executive officer prior to assuming the role. She was appointed Corporate Secretary effective July 1, 2016.

The increases in base salary for our named executive officers continuing to serve the Company were at levels consistent with those offered to employees generally. Base salaries for our named executives are positioned approximately between the 25th and 50th percentile of the peer group levels with the objective of having salaries approximate the 50th percentile. In prior years, the Compensation Committee considered the combined salaries of the positions held by Mr. Noble and Mr. Matovina in its evaluation of their base salaries and incentive awards. This philosophy was also followed for Mr. Matovina's 2016 base salary adjustment, resulting in a base salary for Mr. Matovina below the 25th percentile.

18	2017 Proxy Statement

No base salary increases were awarded to executives who retired in 2016. Mr. Noble ceased receiving a salary effective July 1, 2016, and all payments to him following that date were made pursuant to the Amended and Restated Retirement Benefit Agreement between Mr. Noble and the Company dated April 4, 2016 (the "Noble Retirement Agreement"). Ms. Richardson's salary was reduced by half effective July 1, 2016 pursuant to the Retirement and Transition Agreement entered into between Ms. Richardson and the Company dated June 29, 2016 (the "Richardson Retirement Agreement"), and she ceased receiving a salary effective January 1, 2017. See "Change in Control, Separation and Retirement Arrangements" for additional information.

  Short-Term Incentive Compensation for 2016.

On March 10, 2016, the Compensation Committee approved the structure of the 2016 short-term incentive compensation program (the "2016 Program") pursuant to the Short-Term Plan. Under the 2016 Program, each named executive continuing to serve the Company had a threshold, target and maximum incentive opportunity expressed as a percentage of base salary as of December 31, 2016. These earning opportunities were tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and ROAE (based on operating income and average stockholders' equity excluding AOCI and fair value changes in derivatives and embedded derivatives) for fiscal 2016. The Compensation Committee believes the combination of growth and returns creates the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards under the 2016 Program, each metric was weighted at 50% and was measured independently. Each award earned under the 2016 Program was paid in cash.

For the named executives continuing to serve the Company, the 2016 Program created a threshold, target and maximum award opportunity equal to 12.5%, 50% and 100%, respectively, of base salary as of December 31, 2016. The target opportunity in the 2016 Program was designed to position the target total cash compensation for each named executive officer continuing to serve the Company between the 25th and 50th percentile of our peer group. The Compensation Committee believes these award opportunities are appropriate, competitive and do not create an incentive to take undue or unnecessary risk that could materially harm the Company. The following table shows our targets and achievement for the 2016 Program:

Metric	Threshold	Target	Maximum	Actual

ROAE	10%	11%	13%	6.39%

Invested Asset Growth	$4.0 billion	$4.6 billion	$5.2 billion	$4.1 billion

The results under the 2016 Program resulted in an award to each named executive continuing to serve the Company equal to 15.48% of base salary as of December 31, 2016. Ms. Richardson also received an award equal to 15.48% of her base salary effective December 31, 2016 pursuant to the Richardson Retirement Agreement.

  Long-Term Equity Compensation for 2016.

The Compensation Committee made two equity grants to named executive officers in 2016. On March 10, 2016, the Compensation Committee awarded restricted stock units under the Incentive Plan, subject to shareholder approval of the Incentive Plan (which was received on June 2, 2016), and on June 2, 2016, the Compensation Committee awarded shares of time-based restricted stock.

RSU Grant:    The restricted stock unit awards are tied to threshold and target performance goals for the three-year period ending December 31, 2018, established with respect to Invested Asset Growth, Operating Income and ROAE (based on operating income and average stockholders' equity excluding AOCI and fair value changes in derivatives and embedded derivatives), each weighted at 33 1/3% and measured independently. The number of restricted stock units granted was equal to 65% of then current base salary divided by the closing price of the Company's common stock on March 10, 2016. Ms. Montz received a supplemental RSU grant on June 28, 2016 as the grant made to her in March 2016 was made based on her salary prior to assuming the role of General Counsel. Following this supplemental grant, Ms. Montz's total RSU award for 2016 was equal to 65% of her base salary in effect following her promotion. 50% of the restricted stock units granted will be earned if the Company meets threshold for each performance goal and 100% of the restricted stock units will be earned if the Company meets target for each performance goal. This represented an increase in the award opportunity from 2015. The increased opportunity was based on analysis performed by the Compensation Committee in early 2016 which included the recommendation from Pearl Meyer to increase target long-term incentive opportunities in order to improve the

2017 Proxy Statement	19

competitiveness of target total direct compensation. That analysis showed that target total direct compensation (i.e. base salary plus target short-term incentive opportunity plus target long-term incentive opportunity plus long-term equity compensation) of most named executive officers was below the 25th percentile of our peer group. The increased long-term incentive opportunity for 2016 positioned the target total direct compensation closer to the 25th percentile of our peer group for two of our named executive officers and above the 25th percentile for the other three named executive officers. At the time the performance goals were approved by the Compensation Committee, the performance targets reflected an appropriate degree of stretch but were believed to be attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's expectations.

Additionally, in March 2016, the Compensation Committee amended the restricted stock unit award agreements for awards made in 2015 to provide for their settlement in cash if earned. This amendment was due to an administrative issue related to the grant, which was made under an expired equity plan.

Restricted Stock Grant:    On June 2, 2016, the Compensation Committee granted shares of time-based restricted stock to the Company's named executive officers. The grant consisted of two parts: (a) each named executive officer was granted a number of shares equal to 10% of then current base salary divided by the closing price of the Common Stock on June 2, 2016 (the "2016 Grant"); and (b) each named executive officer was granted a number of shares equal to the number of shares of time-based restricted stock granted by the Compensation Committee in 2015 which were later canceled (the "Revised Grant"). In 2016, the number of shares of restricted stock granted to named executive officers was:

Name	2016 Grant	Revised Grant	Grant Date Fair Value

John M. Matovina	4,362	2,378	$110,469

Ted M. Johnson	2,990	1,602	$75,263

Ronald J. Grensteiner	3,051	1,516	$74,853

Jeffrey D. Lorenzen	2,654	1,413	$66,658

Renee D. Montz	2,196	1,018	$52,677

David J. Noble	—	2,722	$44,614

Debra J. Richardson	—	—	$—

The 2016 Grant was subject to a three year cliff vesting period. The Revised Grant vests on February 24, 2018, except the grant to Ms. Montz, which vests on June 4, 2018, and the grant to Mr. Noble, which was immediately vested as he attained the age of 65 with at least 10 years of service to the Company. The value of the 2016 Grant and the Revised Grant is included in the Summary Compensation Table below in 2016.

In March 2016, the Compensation Committee authorized cancellation of time-based restricted stock grants to named executive officers made in 2015. Each named executive officer agreed to the cancellation of that grant. The grants were canceled due to an administrative issue related to the grant, which was made under an expired equity plan.

Vesting of 2014 RSUs:    In March 2017, the Compensation Committee certified the performance results for the restricted stock units granted to our named executive officers in March 2014 for the three-year performance period ended December 31, 2016. As indicated in the table that follows, the Company's actual performance was above target for Invested Asset Growth, below threshold for Operating Income and between threshold and target for ROAE. This resulted in vesting of 58.3% of the RSUs granted in 2014. The number of shares of Common Stock issued to each named executive officer in settlement of the restricted stock units was as follows: Mr. Matovina—5,060; Mr. Johnson—3,233; Mr. Grensteiner—3,195; Mr. Lorenzen—2,891; Mr. Noble—4,914 and

20	2017 Proxy Statement

Ms. Richardson—3,075. In addition, each named executive officer received a cash payment equivalent to the dividends on the RSUs earned for 2014-2016.

Metric	Threshold	Target	Actual

Invested Assets Growth (in millions)	$9,750	$11,930	$13,384

Operating Income (in millions)	$513.5	$533	$509

ROAE	10%	11%	10.5%

  Compensation Decisions Made in Early 2017.

Short-Term Incentive Compensation:    In March 2017, the Compensation Committee approved the structure of the short-term incentive compensation program for 2017. The short-term incentive compensation for fiscal year 2017 will be paid, if earned, in cash and is tied to the achievement of certain individual goals and to threshold, target and maximum performance goals established with respect to annuity deposits, non-GAAP operating income, net investment income and other than temporary impairments and realized losses (the "Company Goals"). Each Company Goal is weighted at 25% for Mr. Matovina and Mr. Grensteiner and 18.75% for the other named executive officers, and attainment of each Company Goal is measured independently. For the named executive officers other than Mr. Matovina and Mr. Grensteiner, 25% of the award opportunity is based on individual goals. Target and maximum award opportunities for fiscal year 2017 are 100% and 200% of base salary, respectively, for the Company's Chief Executive Officer and 70% and 140% of base salary, respectively, for each other named executive officer continuing to serve the Company.

The specific performance goals for 2017 under the Short-Term Plan will be disclosed in next year's proxy statement. At the time the performance goals were approved by the Compensation Committee, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's near term expectations.

Performance-Based Equity Awards:    In March 2017, the Compensation Committee approved restricted stock unit grants to the named executive officers. The restricted stock unit grants will be tied to threshold, target and maximum performance goals for the three-year period ending December 31, 2019, established with respect to Book Value Per Share Growth and ROAE (based on operating income and average stockholders' equity excluding AOCI and fair value changes in derivatives and embedded derivatives), each weighted at 50% and measured independently. The number of restricted stock units granted to the named executive officers was equal to 60% of then current base salary divided by the closing price of the Common Stock on the grant date. 50% of the restricted stock units granted will be earned if the Company meets threshold for each performance goal, 100% of the restricted stock units will be earned if the Company meets target for each performance goal and 150% of the restricted stock units will be earned if the Company meets maximum for each performance goal.

The specific performance goals for the three-year period ending December 31, 2019 will be disclosed in the proxy statement for 2020. At the time the performance goals were approved by the Compensation Committee, they reflected an appropriate degree of stretch but are believed to be attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's long-term expectations.

Time-Based Equity Awards:    On March 9, 2017, the Compensation Committee granted shares of time-based restricted stock to the named executive officers continuing to serve the Company. Each named executive officer continuing to serve the Company received a grant equal to 15% of then current base salary. The shares vest three years after the date of grant.

Discretionary Bonus Awards:    In March 2017, the Compensation Committee also awarded discretionary bonuses in an amount equal to (i) 25% of his or her base salary, payable in cash, to each of Mr. Johnson, Mr. Grensteiner, Mr. Lorenzen and Ms. Montz and (ii) 5% of his or her base salary in the form of a time-based restricted stock grant vesting one-year after the date of grant to each named executive officer continuing to serve the Company. The award of discretionary bonuses to named executive officers is rare; in fact, this is the first time such an award has been granted since the Company transitioned to performance-based annual incentive compensation in 2011. As indicated in the Executive Summary, 2016 was a challenging year for several reasons outside the control of the

2017 Proxy Statement	21

Company and its management. The Department of Labor fiduciary rule required significant investment of the Company's time and resources, and record low interest rates negatively impacted the Company's investment yield. The Compensation Committee determined, based on the recommendation of the Chief Executive Officer, that the short-term and long-term performance-based incentive compensation based upon 2016 results did not reflect several key contributions from the named executive officers, including leadership in opposing and preparing to comply with the Department of Labor's fiduciary rule, significantly improving the borrowing and reinsurance terms for the Company through refinancing the Company's credit facility and renegotiating an agreement with a reinsurer and maintenance of credit losses below 1.0% of average stockholders' equity. In light of these significant contributions, the Compensation Committee awarded discretionary bonuses as described above.

Stock Ownership.    We emphasize long-term equity compensation in our total compensation package for all employees and particularly for senior officers. We believe this helps align the interests of employees and officers with shareholders and creates an incentive to build our Common Stock value. Senior officers are encouraged to own shares of our Common Stock. In addition, long-term equity compensation has been provided in the form of stock options, restricted stock and restricted stock units granted under employee stock option and incentive plans. Although there is no policy requiring the named executive officers to have a specified level of share ownership, we note that our Chief Executive Officer owns approximately seven times his base salary in Common Stock and each of our named executive officers owns at least two times their respective base salaries in Common Stock, other than Ms. Montz, who became an executive officer in April 2016.

Hedging and Pledging Restrictions.    Our directors and executive officers are prohibited from engaging in forms of hedging or monetization transactions, such as certain types of forward contracts, equity swaps, collars, and exchange funds, which allow a shareholder to lock in much of the value of his or her stock holding without the full risks and rewards of stock ownership. In addition, directors and executive officers are prohibited from purchasing Company securities on margin or borrowing against any account in which shares of Common Stock are owned.

Change in Control, Separation and Retirement Arrangements.    We have no written employment contracts or separation agreements with any of our named executive officers who continue to serve the Company. To promote retention of senior officers, we have entered into change in control agreements with a small group of our executives including each named executive officer continuing to serve the Company. The terms of such agreements are described under "Potential Payments Upon Termination or a Change in Control".

Noble Retirement Agreement:    The Noble Retirement Agreement, which amended and restated the prior Retirement Benefit Agreement between the Company and Mr. Noble, provides certain retirement benefits to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations. Under the Noble Retirement Agreement, Mr. Noble retired as Executive Chairman of the Company effective July 1, 2016 and receives a monthly benefit equal to $67,083 (1/12th of his annual salary in effect at the time of retirement) for 60 months. If Mr. Noble dies before the end of the 60-month period, payment will be made during the balance of the period (or, if less, for 24 months) to a trust designated by Mr. Noble. Additionally, during his lifetime, Mr. Noble will have access to Company aircraft for his personal use for a limited number of hours per year at no expense to him (other than applicable taxes) and will continue to receive health benefits generally available to the Company's senior executive officers under various Company benefit plans. The Noble Retirement Agreement also contains confidentiality, non-competition and non-solicitation provisions which continue for two years following Mr. Noble's retirement. Mr. Noble continues to serve as Chairman of the Board of Directors.

Additionally, in May 2016, the Compensation Committee approved an amendment to the stock option agreements with Mr. Noble providing that the stock options would remain exercisable until the expiration date of such options.

Richardson Retirement Agreement:    The Richardson Retirement Agreement provides certain retirement benefits to Ms. Richardson in recognition of her past services to the Company and in consideration for her consent to certain post-termination obligations. Under the Richardson Retirement Agreement, Ms. Richardson resigned from her officer positions effective June 30, 2016 and retired from the Company as of January 1, 2017. Ms. Richardson received an amount equal to half of her then-current base salary from July 1, 2016 through December 31, 2016, and was entitled to receive an award under the Short-Term Plan based on that reduced base salary. The Richardson Retirement Agreement also provided that stock options held by Ms. Richardson would remain exercisable until the expiration date of such options. Ms. Richardson also receives a contribution towards her COBRA continuation coverage for health insurance premiums. The Richardson Retirement Agreement also contains confidentiality provisions during Ms. Richardson's retirement.

22	2017 Proxy Statement

Non-Qualified Deferred Compensation Arrangements.    We permit senior officers of the Company to defer on an elective basis a specified portion of their base salaries and incentive compensation. Any deferrals must be made pursuant to a non-qualified deferred compensation agreement between the officer and the Company with deferred amounts contributed to the American Equity Officers Rabbi Trust. Mr. Noble and Ms. Richardson, who are the only named executives who participate in the deferred compensation program, direct their investment of deferred amounts and the return on investments is added to their deferred account balances. No above market returns are paid on deferred amounts. Mr. Noble and Ms. Richardson have each invested a portion of their deferred compensation accounts in our Common Stock and dividends paid on our Common Stock have been credited to their accounts. The balance of the deferred compensation accounts will be distributed to each executive who has elected to make such deferrals upon his or her death, disability or separation from service. Mr. Noble and Ms. Richardson have retired from the Company and began, or will begin, receiving deferred compensation payouts in 2017.

Other Compensation.    We have a qualified 401(k) plan for all employees, who are eligible to participate after thirty days of employment and attainment of age 18. We match 100% of employee contributions to the plan up to 3% of the employee's total eligible compensation and match 50% of employee contributions up to the next 2% of the employee's total eligible compensation, subject to the limitations specified in the Internal Revenue Code of 1986 (the "Code"). In addition to the 401(k) plan, all employees participate in the Employee Stock Ownership Plan ("ESOP") as described below. We offer a package of insurance benefits to all employees including health, dental, long-term disability and life insurance. We offer limited perquisites to our named executive officers. The only perquisite available to our named executive officers in 2016 was limited personal use of the Company's aircraft.

The Company established the ESOP effective July 1, 2007. We make semi-annual discretionary contributions to the ESOP. The principal purpose of the ESOP is to provide each eligible employee with an equity interest in the Company. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of service.

Tax Implications of Executive Compensation.    Federal income tax law limits deductibility of compensation in excess of $1 million paid to certain named executive officers unless this compensation qualifies as "performance-based compensation." While it is the general intent of the Company and the Compensation Committee to qualify the Company's executives' compensation for deductibility under applicable tax laws, where consistent with the Company's goals, the Compensation Committee may decide in certain circumstances to award compensation that is not tax deductible. We believe compensation awarded to our executive officers for 2016 that may not be tax deductible is not expected to be material to the Company's tax liability and expect such will not be material in periods when paid, if different than the period when awarded. There was no compensation paid in 2016 but awarded to our executive officers for prior years that was not tax deductible.

Compensation Committee Report

The Compensation Committee of American Equity Investment Life Holding Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

A. J. Strickland, III, Chair
Joyce A. Chapman

2017 Proxy Statement	23

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

John M. Matovina	2016	727,500	575,215	114,577	—	43,441	1,460,733
Chief Executive Officer	2015	702,500	276,009	584,951	—	36,099	1,599,559
and President	2014	677,500	265,995	499,998	—	27,585	1,471,078

Ted M. Johnson	2016	500,000	393,761	78,965	—	37,970	1,010,696
Chief Financial Officer	2015	477,500	185,989	400,875	—	35,505	1,099,869
and Treasurer	2014	445,000	169,993	336,955	—	25,868	977,816

Ronald J. Grensteiner	2016	510,000	399,851	80,513	—	38,606	1,028,970
Exec. Vice President	2015	470,000	176,006	409,056	—	32,100	1,087,162
	2014	430,000	167,992	318,839	—	25,865	942,696

Jeffrey D. Lorenzen	2016	445,000	349,403	70,449	—	37,157	902,009
Exec. Vice President and Chief Investment Officer

Renee D. Montz(6)	2016	356,250	286,682	61,159	—	30,294	734,385
Exec. Vice President, General Counsel and Secretary

David J. Noble(7)	2016	402,500	567,864	—	—	4,121,684	5,092,048
Retired Executive	2015	797,500	315,999	658,581	—	97,072	1,869,152
Chairman	2014	782,500	310,017	572,461	—	59,317	1,724,295

Debra J. Richardson(8)	2016	386,250	334,749	39,870	—	60,082	820,951
Retired Exec. Vice	2015	507,500	200,006	421,328	—	30,991	1,159,825
President and Secretary	2014	492,500	194,005	362,317	—	27,845	1,076,667

(1)
Amounts for 2016 reflect grant date fair value pursuant to FASB ASC Topic 718 of restricted stock units (assuming target performance goals are met) and time-based restricted stock granted, each as previously described above under "Long-Term Equity Compensation for 2016" in the Compensation Discussion and Analysis. For further information, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016. The per share fair value at the grant date was $13.89 for the restricted stock units and $16.39 for restricted stock. Amounts for 2016 include an award of restricted stock units with a grant date fair value (assuming payout at target) of $464,746 for Mr. Matovina, $318,498 for Mr. Johnson, $324,998 for Mr. Grensteiner, $282,745 for Mr. Lorenzen, $234,005 for Ms. Montz, $523,250 for Mr. Noble and $334,749 for Ms. Richardson. In addition, 2016 includes an award of time-based restricted stock of $71,494 for Mr. Matovina, $49,006 for Mr. Johnson, $50,006 for Mr. Grensteiner, $43,499 for Mr. Lorenzen and $35,992 for Ms. Montz and a Revised Grant of time-based restricted stock of $38,975 for Mr. Matovina, $26,257 for Mr. Johnson, $24,847 for Mr. Grensteiner, $23,159 for Mr. Lorenzen, $16,685 for Ms. Montz and $44,614 for Mr. Noble all based on the market price of our common stock on the date of grant.

(2)
Amounts for 2015 reflect grant date fair value pursuant to FASB ASC Topic 718 of restricted stock units granted under the long-term equity incentive compensation program applicable for 2015, which will be cash settled. Amounts for 2014 reflect grant date fair value pursuant to FASB ASC Topic 718 of time-based restricted stock and restricted stock units granted under the long-term equity incentive compensation programs applicable for 2014.

(3)
Amounts for 2016 consist of cash awards earned under the Short-Term Plan previously described above under "Short-Term Incentive Compensation for 2016" in the Compensation Discussion and Analysis. Amounts for 2015 and 2014 consist of cash awards earned under the short-term incentive compensation program applicable for 2015 and 2014.

(4)
The Company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation.

(5)
Mr. Matovina's amount in 2016 includes $25,093 for the ESOP. Mr. Johnson's amount in 2016 includes $24,760 for the ESOP. Mr. Grensteiner's amount in 2016 includes $24,843 for the ESOP. Mr. Lorenzen's amount in 2016 includes $24,301 for the ESOP. Ms. Montz's amount in 2016 includes $23,323 for the ESOP. Mr. Noble's amount in 2016 includes $17,586 for use of Company-owned aircraft, $25,093 for the ESOP, $36,590 for the present value of

24	2017 Proxy Statement

  future health insurance benefits under the Noble Retirement Agreement and $4,025,000 for the maximum value of all potential future payments under the Noble Retirement Agreement, as described in "Change in Control, Separation and Retirement Arrangements" in the Compensation Discussion and Analysis. Ms. Richardson's amount in 2016 includes $24,968 for the ESOP and $21,260 for the present value of future health insurance benefits under the Richardson Retirement Agreement as described in "Change in Control, Separation and Retirement Arrangements" in the Compensation Discussion and Analysis. In determining the aggregate incremental cost to the Company for the use of Company-owned aircraft, the Company uses a methodology that reflects the average cost of fuel and other variable costs (for example landing fees, catering and crew travel expenses). Because the Company owned aircraft are used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, including pilot salaries and the cost of maintenance unrelated to non-business travel. When an aircraft is already flying to a destination for business purposes and one or more non-business passengers are on such flight, only the direct variable costs associated with the additional non-business passenger(s) are included in determining the incremental cost to the Company. If an aircraft flies empty before picking up or after dropping off one or more passengers flying for non-business reasons, this "deadhead" segment would be included in the incremental cost to the Company. On certain occasions, an executive's spouse, other family members or guest may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional incremental cost is incurred by the Company in such situations under the methodology.

(6)
Ms. Montz was promoted to Executive Vice President and General Counsel on April 1, 2016 and Corporate Secretary on July 1, 2016.

(7)
Mr. Noble retired as Executive Chairman and from the Company effective July 1, 2016.

(8)
Ms. Richardson retired as Executive Vice President and Secretary effective June 30, 2016 and from the Company effective January 1, 2017.

2017 Proxy Statement	25

The following table provides information regarding grants of plan-based awards including restricted stock, restricted stock units and non-equity compensation granted to the named executives during 2016.

2016 Grant of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards(5) ($)

John M. Matovina	3/10/2016	(2)	—	—	—	5,578	33,459	—	—	464,746
	6/2/2016	(3)	—	—	—	—	—	—	4,362	71,494
	6/2/2016	(4)	—	—	—	—	—	—	2,378	38,975
	N/A		92,500	370,000	740,000	—	—	—	—	—

Ted M. Johnson	3/10/2016	(2)	—	—	—	3,822	22,930	—	—	318,498
	6/2/2016	(3)	—	—	—	—	—	—	2,990	49,006
	6/2/2016	(4)	—	—	—	—	—	—	1,602	26,257
	N/A		63,750	255,000	510,000	—	—	—	—	—

Ronald J. Grensteiner	3/10/2016	(2)	—	—	—	3,900	23,398	—	—	324,998
	6/2/2016	(3)	—	—	—	—	—	—	3,051	50,006
	6/2/2016	(4)	—	—	—	—	—	—	1,516	24,847
	N/A		65,000	260,000	520,000	—	—	—	—	—

Jeffrey D. Lorenzen	3/10/2016	(2)	—	—	—	3,393	20,356	—	—	282,745
	6/2/2016	(3)	—	—	—	—	—	—	2,654	43,499
	6/2/2016	(4)	—	—	—	—	—	—	1,413	23,159
	N/A		56,875	227,500	455,000	—	—	—	—	—

Renee D. Montz	3/10/2016	(2)	—	—	—	2,145	12,869	—	—	178,750
	6/2/2016	(3)	—	—	—	—	—	—	2,196	35,992
	6/2/2016	(4)	—	—	—	—	—	—	1,018	16,685
	6/28/2016	(2)				663	3,978			55,255
	N/A		49,375	197,500	395,000	—	—	—	—	—

David J. Noble	3/10/2016	(2)	—	—	—	6,280	37,671	—	—	523,250
	6/2/2016	(4)	—	—	—	—	—	—	2,722	44,614
	N/A		100,625	402,500	805,000	—	—	—	—	—

Debra J. Richardson	3/10/2016	(2)	—	—	—	4,017	24,100	—	—	334,749
	N/A		32,188	128,750	257,500	—	—	—	—	—

(1)
This award represents the estimated payout of the cash portion of the short-term incentive compensation program applicable for fiscal year 2016 previously described above under "Short-Term Incentive Compensation for 2016" in the Compensation Discussion and Analysis. The actual cash portion of the incentive compensation award amount is reflected above in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation."

(2)
This award represents the estimated payout of restricted stock units applicable for fiscal year 2016 previously described above under "Long-Term Equity Compensation for 2016" in the Compensation Discussion and Analysis. The restricted stock units awards are tied to threshold and target performance goals for the three-year period ending December 31, 2018. The amount of restricted stock units granted that will be earned is dependent on the achievement of certain performance goals over a three year period. The number of restricted stock units granted was equal to 65% of then current base salary divided by the closing price of the Company's common stock on the grant date. 50% of the restricted stock units granted will be earned if the Company meets threshold for each performance goal and 100% of the restricted stock units will be earned if the Company meets target for each performance goal. Amounts reflected in Grant Date Fair Value of Stock Awards column in the above table and amounts included in the Summary Compensation Table under the heading "Stock Awards" for the restricted stock units assume target performance goals will be met.

(3)
This award represents a restricted stock grant equal to 10% of then current base salary as previously described above under "Long-Term Equity Compensation for 2016" in the Compensation Discussion and Analysis. The restricted stock is reflected above in the Summary Compensation Table under the heading "Stock Awards" for the year 2016.

(4)
This award represents a restricted stock grant equal to the number of shares of restricted stock granted by the Compensation Committee in February 2015 which were later canceled as previously described above under "Long-Term Equity Compensation for 2016" in the Compensation Discussion and Analysis. The restricted stock is reflected above in the Summary Compensation Table under the heading "Stock Awards" for the year 2016.

(5)
Calculated based on the per share grant date fair value of the restricted stock and restricted stock units pursuant to FASB ASC Topic 718.

26	2017 Proxy Statement

The following table provides information about unvested restricted stock, unvested restricted stock units and unexercised stock options to acquire our Common Stock granted to named executives. The restricted stock vests in full on the date three years following the date the Compensation Committee approves the restricted stock award (except for the Revised Grant, as previously discussed in "Long-Term Equity Compensation for 2016" in the Compensation Discussion and Analysis), which is the grant date. Vesting for restricted stock will accelerate upon death or upon attainment of age 65 and following 10 years of service with the Company. The restricted stock units vest following the three-year performance period upon approval by the Compensation Committee of attainment of performance levels during the applicable three-year period.

	Outstanding Equity Awards at December 31, 2016

				Option Awards			Stock Awards

Name	Grant Date	Vesting Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

John M. Matovina	6/11/2008	6/11/2011		40,000	10.85	6/11/2018	—	—	—	—
	5/8/2009	5/8/2012		40,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020	—	—	—	—
	3/6/2014	3/6/2017		—	—	—	5,060	114,052	—	—
	3/6/2014	3/6/2017		—	—	—	2,891	65,163	—	—
	3/10/2016	(2)		—	—	—			33,459	754,166
	6/2/2016	6/2/2019	(3)	—	—	—	4,362	98,319	—	—
	6/2/2016	2/24/2018	(4)	—	—	—	2,378	53,600	—	—

Ted M. Johnson	5/8/2009	5/8/2012		20,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		10,000	9.27	6/10/2020	—	—	—	—
	3/6/2014	3/6/2017		—	—	—	3,233	72,873	—	—
	3/6/2014	3/6/2017		—	—	—	1,848	41,654	—	—
	3/10/2016	(2)		—	—	—	—	—	22,930	516,842
	6/2/2016	6/2/2019	(3)	—	—	—	2,990	67,395
	6/2/2016	2/24/2018	(4)	—	—	—	1,602	36,109	—	—

Ronald J. Grensteiner	6/11/2008	6/11/2011		10,000	10.85	6/11/2018	—	—	—	—
	5/8/2009	5/8/2012		20,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020	—	—	—	—
	3/6/2014	3/6/2017		—	—	—	3,195	72,015	—	—
	3/6/2014	3/6/2017		—	—	—	1,826	41,158	—	—
	3/10/2016	(2)		—	—	—	—	—	23,398	527,391
	6/2/2016	6/2/2019	(3)	—	—	—	3,051	68,770	—	—
	6/2/2016	2/24/2018	(4)	—	—	—	1,516	34,171	—	—

Jeffrey D. Lorenzen	3/6/2014	3/6/2017		—	—	—	2,891	65,163	—	—
	3/6/2014	3/6/2017		—	—	—	1,652	37,236	—	—
	3/10/2016	(2)		—	—	—	—	—	20,356	458,824
	6/2/2016	6/2/2019	(3)	—	—	—	2,654	59,821	—	—
	6/2/2016	2/24/2018	(4)	—	—	—	1,413	31,849	—	—

Renee D. Montz	3/10/2016	(2)		—	—	—	—	—	12,869	290,067
	6/2/2016	6/2/2019	(3)	—	—	—	2,196	49,498	—	—
	6/2/2016	6/4/2018	(4)	—	—	—	1,018	22,946	—	—
	6/28/2016	(2)		—	—	—	—	—	3,978	89,664

David J. Noble	5/8/2009	5/8/2012		40,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		25,000	9.27	6/10/2020	—	—	—	—
	3/6/2014	3/6/2017		—	—	—	4,914	110,762	—	—
	3/10/2016	(2)		—	—	—	—	—	37,671	849,104

Debra J. Richardson	6/11/2008	6/11/2011		40,000	10.85	6/11/2018	—	—	—	—
	5/8/2009	5/8/2012		40,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020	—	—	—	—
	3/6/2014	3/6/2017		—	—	—	3,075	69,311	—	—
	3/10/2016	(2)		—	—	—	—	—	24,100	543,214

(1)
Calculated based on the closing market price of the Company's common stock on December 30, 2016.

(2)
The unearned shares included in this row represent the estimated payout of RSUs granted in fiscal year 2016 described above under "Long-Term Equity Compensation for 2016" in the Compensation Discussion and Analysis. Vesting is subject to attainment of performance goals with respect to the performance period from January 1, 2016 to December 31, 2018.

(3)
The unearned shares included in this row represent a restricted stock grant equal to 10% of then current base salary as previously described above under "Long-Term Equity Incentive Compensation for 2016" in the Compensation and Discussion Analysis.

(4)
The unearned shares included in this row represent the Revised Grant as previously described above under "Long-Term Equity Incentive Compensation for 2016" in the Compensation Discussion and Analysis.

2017 Proxy Statement	27

Option Exercises and Stock Vested

Set forth below are the stock option exercises and the stock vested for the named executive officers during 2016.

	Options Exercised		Stock Vested

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

John M. Matovina	37,250	177,939	23,272	337,156

Ted M. Johnson	—	—	13,777	199,446

Ronald J. Grensteiner	—	—	14,864	215,635

Jeffrey D. Lorenzen	—	—	13,396	194,339

Renee D. Montz	—	—	—	—

David J. Noble	50,000	304,000	15,595	216,615

Debra J. Richardson	47,250	233,840	17,249	250,236

Non-Qualified Deferred Compensation

The following table provides information concerning our non-qualified deferred compensation arrangements, including deferred compensation agreements with certain of the named executives permitting them to defer on an elective basis a specified portion of their base salaries and incentive compensation. Deferred amounts are contributed to individual accounts within the American Equity Officers Rabbi Trust. The individuals set forth below self-direct the investment of such accounts and such investments are made on open market terms. The earnings shown below are attributable to contributions that in prior years were reported as compensation in the Summary Compensation Table applicable to the respective year.

	Non-Qualified Deferred Compensation for 2016

Name	Executive Contributions in 2016 ($)	Aggregate Losses in 2016(1) ($)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance at 12/31/16 ($)

David J. Noble	—	(82,959)	—	1,572,019

Debra J. Richardson	—	(38,864)	—	739,691

(1)
Aggregate losses in 2016 include $99,027 and $46,399 for Mr. Noble and Ms. Richardson, respectively, from depreciation in the Company's common stock held in their non-qualified deferred compensation accounts.

Potential Payments Upon Termination or a Change in Control

We have no employment contracts or separation agreements with any of our named executive officers who continue to serve the Company. We have change in control agreements with a small group of senior officers including each of the named executives who continue to serve the Company, which would provide payments and benefits to them in the event of the termination of their employment under certain circumstances following a change in control of the Company. In the absence of a change in control, however, regardless of the manner in which the termination of employment occurs (with the exception of death, disability and retirement for certain benefits), the named executives would be entitled only to the following:

•
Base salary to the termination date (two-week notice of termination by either the employer or employee is required), with no right to receive any cash bonus or incentive amounts not paid prior to notice of termination;

•
The right to exercise vested stock options within thirty or sixty days of the termination date depending on the terms of the stock options;

28	2017 Proxy Statement

•
Distribution of the executive's 401(k) account and ESOP account;

•
Distribution of the executive's account, if any, pursuant to any deferred compensation arrangements including elective deferrals of salary or incentive, and earnings thereon;

•
COBRA benefits, if elected, for the purchase of medical and dental insurance;

•
The right to convert group life insurance to an individual policy without proof of insurability, at the executive's ongoing expense; and

Under the change in control agreements, the named executives would have additional rights in the event of the termination of their employment following a change in control in defined circumstances including discharge without "cause" or voluntary resignation for "good reason". A "change in control" is defined to include: (i) the acquisition by any person of 35% of the combined voting power of the Company; (ii) a majority of the directors originally on the Board of Directors (and with certain designated successors) ceasing to constitute a majority of the Board of Directors; (iii) a merger with another entity in which our voting securities cease to represent at least 50% of the combined voting power of the surviving entity; or (iv) the sale of substantially all of the assets of the Company. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

If a qualifying termination of a named executive officer occurs within thirty-six months following a change in control, the executive would be entitled to the following in addition to the items set forth in the bullets above:

•
Salary continuation payments for three years, payable in installments for Mr. Matovina and payable in a lump sum for Mr. Johnson, Mr. Grensteiner, Mr. Lorenzen and Ms. Montz;

•
A cash lump sum equal to the amount of the target annual bonus that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination;

•
A cash lump sum equal to three times the executive's target annual bonus;

•
Automatic vesting of unvested stock options, unvested shares of restricted stock and unvested restricted stock units; and

•
Continuation of health, dental and life insurance benefits during the salary continuation period.

In addition, Mr. Matovina would also receive an amount equal to a full gross-up for any excise tax incurred by him as a result of receiving change in control payments. Mr. Johnson's, Mr. Grensteiner's, Mr. Lorenzen's and Ms. Montz's change in control agreements provide that if payments and benefits provided to them would constitute an "excess parachute payment" for purposes of Section 280G of the Code, they would have their payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Code or, if greater, receive the after-tax amount of the payment taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

The following table sets forth the estimated amount of compensation each named executive officer continuing to serve the Company would receive under the retirement or change in control situations, as applicable, discussed above. The table assumes that such terminations occurred at December 31, 2016. For Mr. Noble and Ms. Richardson, a discussion of the actual compensation paid as a result of their retirements follows the table. No

2017 Proxy Statement	29

pro-rated portion of target annual bonus amounts is included for the year of termination since there would be no such reduction for a termination occurring on December 31.

	Potential Payments Upon Termination or Change in Control

Name	Base Salary ($)	Bonus(1) ($)	Value of Acceleration of Restricted Stock and Restricted Stock Units(2) ($)	Excise Tax Gross Up(3) ($)	Group Insurance Benefits ($)	Total ($)

John M. Matovina	2,220,000	1,110,000	1,203,577	2,016,379	101,122	6,651,078

Ted M. Johnson	1,530,000	765,000	813,177	—	74,179	3,182,356

Ronald J. Grensteiner	1,560,000	780,000	814,653	—	90,758	3,245,411

Jeffrey D. Lorenzen	1,365,000	682,500	727,817	—	50,249	2,825,566

Renee D. Montz	1,185,000	592,500	399,326	—	74,179	2,251,005

(1)
The bonus amount is three times the target annual bonus as provided for under the 2016 short-term incentive compensation program as described above under "Short-Term Incentive Compensation for 2016" in the Compensation Discussion and Analysis.

(2)
Our employee stock option plans, restricted stock awards and restricted stock unit awards provide for automatic vesting upon a change in control or upon death or disability. For information concerning unvested restricted stock and restricted stock units, see the Outstanding Equity Awards table above. These values were calculated based on the closing market price of the Company's common stock on December 30, 2016.

(3)
This calculation assumes a total effective rate of state and federal income taxes of 48%.

Payments Upon Retirement to Mr. Noble and Ms. Richardson

As discussed above under "Change in Control, Separation and Retirement Arrangements" in the Compensation and Discussion Analysis, the Noble Retirement Agreement provides certain retirement benefit payments to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations, and the Richardson Retirement Agreement provides certain retirement benefit payments to Ms. Richardson in recognition of her past services to the Company and in consideration for her consent to certain post-termination obligations.

	Payments Upon Retirement

Name	Base Salary ($)	Bonus(1) ($)	Value of Acceleration of Restricted Stock and Restricted Stock Units(2) ($)	Excise Tax Gross Up(3) ($)	Group Insurance Benefits ($)	Total ($)

David J. Noble	4,025,000	—	—	—	36,590	4,061,590

Debra J. Richardson	—	—	—	—	21,260	21,260

30	2017 Proxy Statement

Proposal 3—Advisory Vote on Executive Compensation

As discussed in "Compensation Discussion and Analysis," our compensation policies and programs are designed to attract and retain highly qualified and motivated executive officers and employees, encourage and reward achievement of our annual and long-term goals and encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders. The primary elements of compensation for most of our executive officers include: (1) base pay; (2) cash incentive compensation pursuant to the Short-Term Performance Incentive Plan; and (3) long-term incentive compensation. This compensation structure is central to the Company's ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of the Company's named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules under "Compensation Discussion and Analysis," the related compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote on the following resolution:

  "RESOLVED, the shareholders of American Equity Investment Life Holding Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures."

This vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company's shareholders. To the extent there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of the Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory proposal.

The Board of Directors unanimously recommends you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

2017 Proxy Statement	31

Proposal 4—Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

Every six years, the Company is required to provide shareholders an opportunity to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company's named executive officers.

The Board of Directors believes having an advisory vote on named executive compensation every year will be a meaningful way to receive feedback on the Company's executive compensation program. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The advisory vote on the frequency of holding the advisory vote on named executive officer compensation will be determined by a plurality vote, which means that the frequency receiving the most affirmative votes of all the votes cast is the one deemed approved by shareholders. However, because this is an advisory, non-binding vote and is not binding on the Company, the Compensation Committee or the Board of Directors, we may decide it is in the best interests of our shareholders and the Company to hold an advisory vote on the compensation of the Company's named executive officers more or less frequently than the option selected by shareholders.

The Board of Directors unanimously recommends you vote FOR the approval of a ONE YEAR frequency for future advisory votes on the compensation of the Company's named executive officers.

32	2017 Proxy Statement

Additional Information

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2017 by: (i) each director and nominee for director; (ii) our chief executive officer, our chief financial officer and each of our other three most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock. On March 31, 2017, there were 88,746,096 shares of Common Stock outstanding.

	Shares Beneficially Owned(1)
			Options Included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner	Number	Percent

David J. Noble(3)	1,764,512	1.99%	65,000

John M. Matovina(4)	296,915	*	107,750

Ted M. Johnson(4)	94,622	*	30,000

Ronald J. Grensteiner(4)(5)	150,080	*	47,750

Jeffrey D. Lorenzen(4)	44,928	*	—

Renee D. Montz(4)	10,598	*	—

Joyce A. Chapman	65,150	*	49,000

Alexander M. Clark	24,500	*	19,000

Brenda J. Cushing	—	*	—

James M. Gerlach	216,667	*	—

Robert L. Howe	71,500	*	36,500

William R. Kunkel	43,225	*	—

Alan D. Matula	6,950	*	—

David S. Mulcahy(5)	67,314	*	—

Gerard D. Neugent(6)	95,803	*	29,000

Debra J. Richardson(4)	361,257	*	107,750

A. J. Strickland, III	278,000	*	59,500

All executive officers, directors and nominees for director as a group (18 persons)	3,612,416	4.05%	551,250

5% Owners:

BlackRock, Inc 55 East 52nd Street New York, NY 10055(7)	8,455,860	9.53%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(8)	7,772,730	8.76%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(9)	7,408,731	8.35%

*
Less than 1%.

2017 Proxy Statement	33

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
This column includes stock options granted pursuant to the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2009 Employee Incentive Plan and the 2011 Directors Stock Option Plan.

(3)
Mr. Noble's ownership includes 593,996 shares held in a living trust, 525,000 shares held in a charitable remainder trust of which he and Ms. Richardson are co-trustees, 240,000 shares held by Noble Enterprises, LP, 137,000 shares held by Twenty Services Holding, Inc., 66,461 shares held in the American Equity Officers Rabbi Trust, 49,314 shares held in our 401(k) savings plan, 7,407 shares held in the Noble Charitable Trust and 11,426 shares held in our Employee Stock Ownership Plan ("ESOP"). Mr. Noble's revocable trust is a General Partner of Noble Enterprises, LP and Mr. Noble beneficially owns 91% of Twenty Services Holding, Inc.

(4)
Mr. Matovina's ownership includes 10,922 shares held in our ESOP. Mr. Johnson's ownership includes 11,305 shares held in our ESOP.               Mr. Grensteiner's ownership includes 17,419 shares held in our 401(k) savings plan and 10,866 shares held in our ESOP. Mr. Lorenzen's ownership includes 9,836 shares held in our ESOP. Ms. Montz's ownership includes 2,402 shares held in our ESOP. Ms. Richardson's ownership includes 31,140 shares held in the American Equity Officers Rabbi Trust, 19,550 shares held in our 401(k) savings plan, 8,350 shares held in a charitable lead trust of which she is the trustee, 5,885 shares held in various trusts of which she is the trustee and 11,105 shares held in our ESOP.

(5)
In addition to the shares reflected in this table, Mr. Grensteiner and Mr. Mulcahy have non-qualified deferred compensation agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Under this agreement, Mr. Grensteiner is entitled to receive 4,500 shares and Mr. Mulcahy is entitled to receive 28,125 shares.

(6)
Mr. Neugent is the trustee of a trust which holds 50,303 shares of Common Stock.

(7)
Based on the Schedule 13G/A filed with the SEC on January 19, 2017, by BlackRock, Inc., BlackRock, Inc. reported sole voting power with respect to 8,273,409 shares, sole dispositive power with respect to 8,455,860 shares and no shared voting or dispositive power.

(8)
Based on the Schedule 13G/A filed with the SEC on February 9, 2017, by The Vanguard Group, The Vanguard Group reported sole voting power with respect to 103,736 shares, sole dispositive power with respect to 7,664,819 shares, shared dispositive power with respect to 107,911 shares and shared voting power with respect to 8,681 shares.

(9)
Based on the Schedule 13G/A filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP reported sole voting power with respect to 7,305,953 shares, sole dispositive power with respect to 7,408,731 shares and no shared voting or dispositive power.

Equity Plan Information

The following table sets forth information as of December 31, 2016 concerning plans and arrangements we have with our directors, officers, employees and independent insurance agents under which they have received equity-based rights to receive shares of our Common Stock. We have granted or reserved options, restricted stock and restricted stock units under the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2007 Independent Insurance Agent Stock Option Plan ("2007 Agent Plan"), the 2009 Employee Incentive Plan, the 2010 Independent Insurance Agent Stock Option Plan ("2010 Agent Plan"), the 2011 Directors Stock Option Plan, the 2012 Independent Insurance Agent Stock Option Plan ("2012 Agent Plan"), the 2013 Director Plan, the 2014 Independent Insurance Agent Restricted Stock and Restricted Stock Unit Plan ("2014 Agent Plan") and the 2016 Employee Incentive Plan.

	Equity Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,706,646	9.47	3,270,324

Equity compensation plans not approved by shareholders	2,248,946	18.03	782,400

Total	3,955,592	16.07	4,052,724

(1)
Includes restricted stock units (assuming target performance goals are met) granted to employees that have not been earned as of December 31, 2016 as well as restricted stock units granted under the 2014 Agent Plan that have not been earned as of December 31, 2016.

(2)
Weighted-average exercise price does not take into account restricted stock units granted that have not been earned as of December 31, 2016.

The 2007 Agent Plan, the 2010 Agent Plan and the 2012 Agent Plan (the "Agent Plans") included in the "Equity compensation plans not approved by shareholders" line in the table above are intended to benefit the Company and its shareholders by assisting the Company's wholly-owned operating subsidiary, American Equity Investment Life Insurance Company, in attracting and retaining certain independent agents of outstanding ability and to align the interests of such independent agents with those of the Company's shareholders by increasing their long-term financial stake in the Company's continued success through the use of stock options. The 2007 Agent Plan and the

34	2017 Proxy Statement

2010 Agent Plan both provided for the issuance of up to an aggregate of 2,500,000 shares of Common Stock. The 2012 Agent Plan provided for the issuance of up to an aggregate of 3,000,000 shares of Common Stock. Each of the Agent Plans has terminated as to future awards without affecting the validity of options outstanding. The Agent Plans are administered by the Company's Executive Committee. The Executive Committee has the authority to determine sales production criteria for the receipt of awards, the terms of all awards and provisions relating to vesting and any other terms and conditions or restrictions the Executive Committee deems appropriate. Options awarded under the Agent Plans are not transferable other than by will or the laws of descent and distribution. If there is a Change of Control, as defined in the Agent Plans, or the independent insurance agent dies, the vesting of all outstanding options will accelerate and any other restrictions will lapse.

Related Person Transaction Disclosures

We recognize that Related Person Transactions (as defined below) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is our policy to enter into or ratify Related Person Transactions only when the Board of Directors, acting through our Audit Committee or as otherwise described herein, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures below for the review, approval or ratification of Related Person Transactions.

To deal with the potential conflicts inherent in such transactions, our Audit Committee adopted a written policy regarding Related Person Transactions. For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; or

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
Counsel (either inside or outside) will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

•
If counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the Chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

•
The Audit Committee, or where submitted to the Chairman of the committee, the Chairman, shall consider all of the relevant facts and circumstances available to the committee or the Chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The Audit Committee (or the Chairman) shall approve only those Related Person Transactions in, or not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the Chairman)

2017 Proxy Statement	35

  determines in good faith. The Audit Committee or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

At the Audit Committee's first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.

No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.

During fiscal year 2016, the Company had the following related person transaction:

The Company employs Harley Whitfield, Jr., the son of former director Harley Whitfield, Sr., as Senior Vice President, Resolutions. Mr. Whitfield, Jr. has been employed by the Company since 1996. For 2016, Mr. Whitfield, Jr.'s compensation paid by the Company totaled approximately $141,000, which includes salary, bonus, ESOP contribution and company match of 401(k) contributions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2016, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them, except a Form 4 was not timely filed for Harley A. Whitfield, Sr. reporting transactions involving 3,000 shares.

Shareholder Proposals for the 2018 Annual Meeting

Shareholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2018 or shareholder proposals to be presented from the floor of the meeting must be submitted in writing to the Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266, and must comply with SEC rules to be eligible for inclusion in our proxy materials for our 2018 meeting.

A shareholder may present a proposal for inclusion in our proxy statement if such shareholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 18, 2017.

In addition, under our Amended and Restated Bylaws, a shareholder who desires to present a proposal from the floor of the 2018 annual meeting must submit the proposal between March 3, 2018 and April 2, 2018. Any such proposal must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Shareholder Communications

Shareholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Shareholders interested in communicating with our Board of Directors, any committee of the Board of Directors, any individual director or any group of directors should send written correspondence to American Equity

36	2017 Proxy Statement

Investment Life Holding Company Board of Directors, c/o Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266.

Householding; Annual Report on Form 10-K

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce our printing and postage costs.

Certain of our shareholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602) and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

Simultaneously with the mailing of this proxy statement to certain of our shareholders, we are mailing our 2016 Annual Report and Form 10-K to shareholders of record on April 6, 2017. The Annual Report and Form 10-K are available online at www.american-equity.com.

Any shareholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December 31, 2016 (including our audited consolidated financial statements and financial statement schedules), as filed with the SEC, may contact Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602).

2017 Proxy Statement	37

Proxy — American Equity Investment Life Holding Company

Proxy Solicited by Board of Directors for Annual Meeting - June 1, 2017

John M. Matovina and Renee D. Montz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American Equity Investment Life Holding Company to be held on June 1, 2017 or at any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner you direct on the reverse side. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and FOR “1 YEAR” for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

- - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 1, 2017. The Proxy Statement and our 2016 Annual Report are available at: http://viewproxy.com/americanequity/2017

Annual Meeting Proxy Card	Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Proposals — The Board recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and FOR “1 YEAR” for Proposal 4.

1.	Election of Directors:	FOR	WITHHOLD	2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.
	For a three-year term:
	01 – Joyce A. Chapman	☐	☐		☐ FOR ☐ AGAINST ☐ ABSTAIN
	02 – James M. Gerlach	☐	☐	3.	To approve, on an advisory basis, the compensation of our named executive officers.
	03 – Robert L. Howe	☐	☐
	04 – William R. Kunkel	☐	☐		☐ FOR ☐ AGAINST ☐ ABSTAIN
	05 – Debra J. Richardson	☐	☐	4.	To recommend, by non-binding vote, the frequency of holding future votes on executive compensation.
	For a one-year term:
	06 – Brenda J. Cushing	☐	☐		☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

				Note: To transact such other business as may properly come before the meeting.

					I plan on attending the meeting ☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

					Date:
	CONTROL NUMBER

					Signature

					Signature (if held jointly)

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PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

Internet voting is available through 1:00 A.M. Central Time on June 1, 2017.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.AALvote.com/AEL Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.